UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2022

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Blvd, Suite 300, Atlanta, GA 30319

(Address of principal executive offices / Zip Code)

(404) 566-4865

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HDVY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 10, 2022, Marty Delmonte notified George H. McGovern, III, Chairman and Chief Executive Officer of Health Discovery Corporation (the “Company”) in a telephone call that he intended to resign from his position as President, Chief Operating Officer and director of the Company. Mr. Delmonte stated that the reason for his resignation was that Mr. Delmonte’s compensation arrangement was not acceptable.

Due to the Company’s financial position, the Company suspended payment of salaries effective January 1, 2022. Since the Company has recently raised additional capital, the Company planned to resume payment of salaries on a modified basis. The plan has been to pay future salaries 50% in cash and 50% in promissory notes on the same terms and conditions as the promissory note issued to certain investors on March 24, 2022 (as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2022). Mr. McGovern advised Mr. Delmonte of such plan and that his unpaid salary from January 1, 2022 to the present would be paid in promissory notes. Mr. Delmonte advised Mr. McGovern that the plan was unacceptable to him.

After additional communications in an effort to resolve Mr. Delmonte’s concerns, Mr. Delmonte sent the resignation email attached as Exhibit 99.1. In that email, Mr. Delmonte lists additional management disagreements. To the best knowledge of the Company, Mr. Delmonte does not have any concerns regarding the merits of the Company’s patent infringement claim against Intel Corporation.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Marty Delmonte Resignation Email
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: June 22, 2022	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer

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